Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4, Amendment No. 1, (No. 333-108140) of Aviall, Inc. of our reports dated February 14, 2003, except as to the extinguishment of debt as described in Note 20 and the placement of senior notes as described in Note 21, both of which are as of June 30, 2003, relating to the consolidated financial statements and February 14, 2003 relating to the financial statement schedule of Aviall, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

September 4, 2003